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Exhibit 99.3

Contact:

Don K. Rice
Chairman of the Board, Chief Executive Officer,
President and Treasurer
Ascend Acquisition Corp.
610-293-2512

FOR IMMEDIATE RELEASE

ASCEND ACQUISITION CORP.'S
OVER-ALLOTMENT OPTION EXERCISED

Wayne, Pennsylvania, May 22, 2006 – Ascend Acquisition Corp. (OTC Bulletin Board: ASAQU) announced today the completion of the over-allotment option for its initial public offering to the full extent of 900,000 units. Each unit sold by the Company consisted of one share of common stock and two warrants. The 6,900,000 units sold in the offering, including the 900,000 units subject to the over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $41,400,000 to the Company.

Simultaneously with the consummation of the initial public offering, the Company had consummated the private sale of 166,667 units to Don K. Rice, the Company's Chief Executive Officer. Each unit sold privately was sold at $6.00 per unit, generating total proceeds of $1,000,002.

Of the $42,400,002 raised in the initial public offering, including the over-allotment option, and the private sale, $38,510,202 (or approximately $5.58 per share sold in the public offering) was placed in trust.

EarlyBirdCapital, Inc. acted as underwriter for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

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